As filed with the Securities and Exchange Commission on January 26, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SI FINANCIAL GROUP, INC.

(exact name of registrant as specified in its charter)

Maryland	80-0643149
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

803 Main Street

Willimantic, CT 06226

(860) 423-4581

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

SI Financial Group, Inc. 2005 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Rheo A. Brouillard	Victor L. Cangelosi, Esq.
President and Chief Executive Officer	Scott A. Brown, Esq.
SI Financial Group, Inc.	Kilpatrick Townsend & Stockton LLP
803 Main Street	607 14th Street, N.W.
Willimantic, CT 06226	Washington, D.C. 20005
(860) 423-4581	(202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	561,679 (2)	$10.31 (3)	$5,790,911 (4)	$673

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares to be issued pursuant to the SI Financial Group, Inc. 2005 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of SI Financial Group, Inc., as permitted by Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the shares which may be issued upon the exercise of options to purchase shares of SI Financial Group, Inc. common stock granted or to be granted under the Plan and shares which will be distributed upon the vesting of restricted stock awards.
(3)	Weighted average price determined by the average exercise price of $10.63 per share (as adjusted) of options for the 446,120 shares (as adjusted) that have been granted under the Plan and by $9.06, the closing price of the Company common stock on January 24, 2011 for the remaining 115,559 shares that may be issued upon the exercise of options or vesting of awards granted under the Plan.
(4)	Estimated solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the “Securities Act”) and 17 C.F.R. §230.462.

SI Financial Group, Inc.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The documents containing the information for the SI Financial Group, Inc. 2005 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by SI Financial Group, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Prospectus filed with the SEC by the Registrant (File No. 333-169302) pursuant to Rule 424(b)(3) on November 19, 2010, which includes the consolidated balance sheets of SI Financial Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009.

(b) The description of the Registrant’s common stock contained in the Registrant’s Form 8-K12G, as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated under the Exchange Act.

(c) The Registrant’s Current Reports on Form 8-K filed on December 27, 2010 and January 4, 2011 (other than items submitted under 2.02, 7.01 and 9.01 of Form 8-K).

(d) All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers and Plan Administrator

The Articles of Incorporation of SI Financial Group, Inc. provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.0	Form of SI Financial Group, Inc. common stock	S-1	333-169302	4.0	9/10/10

4.1	Articles of Incorporation of SI Financial Group, Inc.	S-1	333-169302	3.1	9/10/10

4.2	Bylaws of SI Financial Group, Inc.	S-1	333-169302	3.2	9/10/10

5.0	Opinion of Kilpatrick Townsend & Stockton LLP					X

23.1	Consent of Kilpatrick Townsend & Stockton LLP (see Exhibit 5.0)

23.2	Consent of Wolf & Company, P.C.					X

24.0	Power of Attorney (contained on signature page)

99.1	SI Financial Group, Inc. 2005 Equity Incentive Plan	DEF 14A	000-50801	Appendix B	4/6/05

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished in the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser; and

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, SI Financial Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Willimantic, Connecticut on January 26, 2011.

SI Financial Group, Inc.

By:	/s/ RHEO A. BROUILLARD
Rheo A. Brouillard President and Chief Executive Officer (principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Brouillard) constitutes and appoints Mr. Brouillard as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RHEO A. BROUILLARD Rheo A. Brouillard	President, Chief Executive Officer and Director (principal executive officer)	January 26, 2011

/s/ BRIAN J. HULL Brian J. Hull	Executive Vice President, Treasurer and Chief Financial Officer (principal financial and accounting officer)	January 26, 2011

/s/ HENRY P. HINCKLEY Henry P. Hinckley	Director	January 26, 2011

/s/ DONNA M. EVAN Donna M. Evan	Director	January 26, 2011

/s/ ROGER ENGLE Roger Engle	Director	January 26, 2011

Robert O. Gillard	Director

/s/ MARK D. ALLIOD Mark D. Alliod	Director	January 26, 2011

/s/ MICHAEL R. GARVEY Michael R. Garvey	Director	January 26, 2011